Exhibit 10.1

Services Agreement

Dated as of November 14, 2022

This Services Agreement (“Agreement”) is made and entered into as of the date first set forth above (the “Effective Date”), by and between (i) Muscle Maker, Inc., a Nevada corporation (“Muscle Maker”); (ii) Sadot LLC, a Delaware limited liability company and a wholly owned subsidiary of Muscle Maker (“Sadot”); and (iii) AGGIA LLC FZ, a company organized under the laws of United Arab Emirates (“Aggia”). Each of Muscle Maker, Sadot and Aggia may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Aggia is in the business of providing services to companies such as Sadot and has specific expertise in the business of delivering food farm to table, wholesaling food and engaging in the purchase and sale of physical food commodities (the “Business”);

WHEREAS, Muscle Maker recently formed Sadot for the sole purpose of engaging in the Business; and

WHEREAS, Muscle Maker and Sadot deem it to be in its best interest to retain Aggia to render to Sadot such services as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Engagement. In exchange for the compensation as set forth herein and subject to the other terms and conditions hereinafter set forth, Sadot hereby engages Aggia during the Term (as defined below), on an exclusive basis, to render the Services set forth in Section 3 as an independent contractor of Sadot, and Aggia hereby accepts such engagement.

Section 2. Directors.

(a)	Subject to the terms and conditions herein, Aggia will have the right to nominate up to eight (8) directors (as applicable, the “Designated Directors”) to the Board of Directors (the “Board”) of Muscle Maker, seven (7) of which will be independent, meeting the independence requirements of the NASDAQ Capital Market (the “NASDAQ”), to serve in such positions until their earlier respective death, resignation or removal from office, and Muscle Maker shall take such actions as required to provide for the continued service of the Designated Directors as directors of Muscle Maker. All candidates as Designated Directors will be subject to the reasonable acceptance of the Board and appropriate background checks and will, subject to such checks and acceptance, be named to the Board. The Board agrees that, subject to the foregoing, it shall take such actions as reasonably required to name the directors which Aggia has the right to nominate to the Board as set forth herein, to positions as directors on the Board. In the event that a Designated Director candidate does not meet such qualifications, Aggia shall nominate a replacement Designated Director candidate, who shall be subject to the requirements as set forth herein.

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(b)	The Designated Directors shall constitute a majority of the Board subject to the thresholds set forth herein.

(c)	The below thresholds shall apply to the nomination of each Designated Director:

(i)	Upon the Closing Date (as defined below), Aggia shall nominate one (1) person as a director to the Board (the “Initial Director”).

(ii)	Upon Sadot generating an initial $3.3 million in Net Income (as defined below), Aggia shall nominate two (2) additional persons as directors of the Board.

(iii)	Upon Sadot generating an additional $3.3 million in Net Income in excess of the Net Income calculated under Section 2(c)(ii), Aggia shall nominate two (2) additional persons as directors of the Board.

(iv)	Upon Sadot generating an additional $3.3 million in Net Income in excess of the Net Income calculated under Section 2(c)(ii) and Section 2(c)(iii), Aggia shall nominate three (3) additional persons as directors of the Board.

Section 3. Services.

(a)	The Parties acknowledge and agree that, on the Closing Date, Muscle Maker shall enter into the Limited Liability Company Operating Agreement of Sadot in the form as attached hereto as Exhibit A (the “Operating Agreement”), which shall provide that Sadot shall be a member-managed limited liability company, and Muscle Maker shall be the managing member.

(b)	Pursuant to the terms and conditions of this Agreement, during the Term (as defined below) Aggia is and shall be engaged to provide specific advisory services to Sadot as more specifically detailed on Exhibit B (the “Services”) and shall report directly to Muscle Maker as the managing member of Sadot.

(c)	Notwithstanding the fact that Muscle Maker shall be the managing member of Sadot, the Parties acknowledge and agree that the sole person who shall have the right to make any decisions for Muscle Maker with respect to Sadot, or to take any actions on behalf of Sadot, shall be the Initial Director (the “Managing Member Representative”), provided that such decisions shall be made in accordance with the Protocol as provided by Aggia to Muscle Maker as of the Effective Date (the “Protocol”). The Managing Member Representative shall have the sole power and authority to execute documents and agreements on behalf of Muscle Maker in its capacity as managing member solely with respect to Sadot, and to bind Muscle Maker to such documents or agreements solely in its role as managing member, subject to the Protocol, provided that any other officer of Muscle Maker may execute this Agreement on the Effective Date on behalf of Sadot and provided that the Managing Member Representative may give power and authority to the Chief Executive Officer and Chief Financial Officer of Muscle Maker to execute documents and agreements on behalf of Sadot, and to bind Sadot to such documents or agreements. The Managing Member Representative may be terminated (i) by Muscle Maker at any time; and (ii) shall be automatically terminated in the event the Initial Director no longer serves as a director of Muscle Maker, provided that in the event of the occurrence of the events in either clause (i) or clause (ii), Aggia shall appoint a replacement Designated Director as the Managing Member Representative, provided, however, until such time that a Designated Director is appointed as Managing Member Representative, then Muscle Maker shall serve as the Managing Member Representative. The Parties acknowledge and agree that, in the event that at the time of any replacement of the Managing Member Representative pursuant to the preceding sentence there is only one “Designated Director”, Aggia shall have the right to change the Designated Director so that the Managing Member Representative is a Designated Director.

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(d)	Notwithstanding the definition of the “Services” as set forth above, it is acknowledged and agreed by the Parties that Aggia does not carry any professional financial or legal or accounting licenses, and that Aggia is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer within the meaning of the applicable state and federal securities laws.

Section 4. Term; Termination.

(a)	This Agreement shall be effective as of the Effective Date, but the term during which Aggia shall provide the Services (the “Term”) shall commence on the Closing Date (as defined below) and shall continue until this Agreement and the Term are terminated in accordance with the provisions herein.

(b)	Following the Closing Date, this Agreement and the Term may be terminated, or shall be terminated, as follows:

(i)	On the joint written agreement of all of the Parties;

(ii)	By Muscle Maker in the event that, at any time prior to the time that Sadot has generated $9.9 million in Net Income (as defined in the Operating Agreement) (the “Income Date”);

(A)	Sadot fails to generate Net Income for three (3) consecutive quarters during the two (2) years following the formation of Sadot (the “Termination Period”); or

(B)	During the Termination Period, the accrued amount Debt (as defined below) has not reached the Debt Cap (as defined below); or

(iii)	automatically, in the event that the Shareholder Approval Matters (as defined below) fail to receive the requisite vote needed to approve such matters at the Meeting (“Shareholder Rejection Event”).

(c)	Except as set forth herein, upon the termination or expiration of the Term, the Parties shall have no further obligations hereunder other than those which arose prior to such termination or which are explicitly set forth herein as surviving any such termination or expiration.

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(d)	In the event of any termination of this Agreement as set forth in Section 4(b), then within thirty (30) days of such event:

(i)	At the election of Aggia, either:

(A)	Sadot will make a payment to Aggia equal to (1) the Net Income generated by Sadot from the Closing Date through the date of such termination, less (2) any supportable incremental cost that Muscle Maker and Sadot would not have incurred that is attributable to Sadot, provided, however, in the event Net Income has not been calculated as a result of a delay in settling transactions and expenses by Sadot, then the 30 day period referenced above in this section shall be extended and each of the Parties agree to finalize the calculation of Net Income in an expedited manner; or

(B)	Aggia will retain the Shares it has received prior to such termination.

(e)	In the event that Aggia elects the option in Section 4(d)(i)(A), Aggia will return all Shares to Muscle Maker for cancellation.

(f)	In the event that Aggia elects option in Section 4(d)(i)(B), the Lock-Up Agreement (as defined below) shall be automatically terminated.

(g)	Immediately following the completion of the actions set forth in Section 4(d), and in Section 4(e) or Section 4(f) as applicable, Muscle Maker shall sell to Aggia 100% of the Units (as defined in the Operating Agreement) and therefore 100% of the Membership Interests, for a purchase price of $1.00 in total.

Section 5. Compensation and Expenses.

(a)	As full and complete compensation for Aggia’s agreement to perform the Services, Muscle Maker shall pay to Aggia the consideration as set forth in this Section 5.

(i)	For each applicable quarter of a Fiscal Year (as defined in the Operating Agreement) (each, a “Fiscal Quarter”), within 45 days of the end of the Fiscal Quarter (90 days for the Fiscal Quarter ended December 31), Muscle Maker shall determine the Net Income (as defined in the Operating Agreement) or the Net Loss (as defined in the Operating Agreement). Upon delivery of such determination, Aggia will have ten days to object to such determination in writing. If the Parties cannot resolve any such dispute with respect to the calculation of the Net Income or Net Loss within ten days from such objection, then the parties agree to resolve any dispute through arbitration. The arbitration shall be administered by the American Arbitration Association by one arbitrator, and the arbitrator shall be jointly selected by the Parties from a list of arbitrators provided by the American Arbitration Association following a request by the Party seeking arbitration, from a list of five retired or former jurists with substantial professional experience in accounting matters. In the event that the Parties are unable to agree on the identity of the arbitrator within 10 days of receipt of such list, then each of Muscle Maker and Aggia shall select one arbitrator from such list and the two arbitrators so selected shall select the sole arbitrator who shall resolve such dispute. The arbitration shall be conducted under the procedures applicable to arbitrations in the State of Texas. The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with the governing law as set forth in Section 15(i)(i), to the same extent as if such dispute were determined as to liability and any remedy by a court without a jury. The arbitrator shall render an award which shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law.

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(ii)	The Parties acknowledge and agree that, as of the Effective Date, Muscle Maker has 28,849,127 shares of Common Stock issued and outstanding.

(iii)	Subject to the terms and conditions herein, in the event that there is a positive Net Income for any Fiscal Quarter, Aggia shall be issued a number of shares of common stock, par value $0.0001 per share, of Muscle Maker (the “Common Stock”) equal to (i) the Net Income for such Fiscal Quarter, divided by $1.5625 (the “Divisor”). The shares of Common Stock issued pursuant to the preceding sentence are referred to as the “Shares”. By way of example and not limitation, in the event that Net Income is $125,000 for a particular Fiscal Quarter, Aggia would be issued 80,000 Shares. The Parties acknowledge that Muscle Maker may only issue authorized, unreserved Shares of Common Stock. Notwithstanding the forgoing, Aggia shall only be issued Shares until Aggia has been issued a maximum of 14,424,275 Shares (as the same may be adjusted as set forth herein, the “Shares Cap”), being 49.999% of the number of issued and outstanding shares as of the Effective Date.

(iv)	In the event that there is Net Income for any Fiscal Quarter, but the Shares Cap has been reached pursuant to Section 5(a)(ii) as a result of the last sentence of Section 5(a)(ii), then the remaining portion of the Net Income not issued as Shares pursuant to Section 5(a)(ii) shall accrue as debt payable by Sadot to Aggia (the “Debt”), until such Debt has reached a maximum of $71,520,462. By way of example and not limitation, in the event that the Shares Cap has been attained, and in the event that Net Income in the amount of $100,000 has not been accounted for by the operation of Section 5(a)(ii), then $80,000 shall thereafter constitute Debt. The Debt shall be represented by one or more promissory notes of Sadot issued to Aggia, each substantially in the form as attached hereto as Exhibit C (each, a “Note” and collectively the “Notes”), with one Note to be issued at the time any Debt is determined payable herein. issuable to Aggia and such Debt shall be subject to repayment as set forth in the applicable Note(s).

(v)	Notwithstanding the existence of any Debt, the Parties acknowledge and agree that all of the positive Net Income shall remain in Sadot for further investment into the Sadot business, provided, however, that such Net Income as required to repay the Note(s) and the Debt pursuant to the terms of the Note(s) shall be utilized by Sadot for such purposes, and provided that, after the Income Date, the costs incurred by Aggia for the engagement of all employees or consultants of Aggia hired for running the business of Sadot as well as any travel expenses or other expenses incurred for such work, shall be reimbursed to Aggia by Sadot to the extent then accrued, and shall be reimbursed thereafter for as long as this Agreement remains in effect. All costs incurred or accrued by Aggia must be submitted in writing to the Chief Financial Officer of Muscle Maker no later than five (5) days after the end of each calendar month.

(vi)	Pursuant to the rules and regulations of NASDAQ, once Aggia has been issued a number of Shares constituting 19.99% of the issued and outstanding shares of Common Stock of Muscle Maker as of the applicable date, no additional shares of Common Stock shall be issued to Aggia unless and until the Shareholder Approval Matters have received the requisite vote needed to approve such matters at the Meeting or otherwise, but the issuance of such Shares and the Debt as set forth above shall continue to be calculated and shall accrue as an obligation of Muscle Maker, and such Shares (subject to the limitations herein) shall be issued upon the Shareholder Approval Matters having received the requisite vote needed to approve such matters at the Meeting or otherwise, with the Debt being calculated and accruing as set forth above.

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(b)	The “Divisor” and the number of Shares comprising the “Shares Cap” shall each be subject to equitable adjustments for any combinations or splits of the Common Stock occurring following the Effective Dare and the issuance of such Shares following such combination or split. By way of example and not limitation, in the event of a 2 for 1 forward split of the Common Stock in such time frame, wherein each share of Common Stock is converted into two shares of Common Stock, the Divisor and the Shares Cap shall each be doubled, and in the event of a 1 for 2 reverse split of the Common Stock in such time frame, wherein each two shares of Common Stock are combined into one share of Common Stock, the Divisor and the Shares Cap shall be reduced by 50%. The adjustments pursuant to this Section 5(b) shall be undertaken each time an event set forth herein occurs.

(c)	Aggia shall be responsible for any and all taxes incurred by or payable by Aggia with respect to all compensation or reimbursement of expenses or any other payments made to Aggia hereunder, including, but not limited to, all taxes associated with the issuance of the Shares.

Section 6. Closing. The closing of the Transactions (the “Closing”) shall occur on first Business Day (as defined below) following the satisfaction, or waiver by the Party for whose benefit the condition exists, of the conditions to the Closing as set forth in Section 9 and Section 10, as applicable, or such other date as may be agreed to by the Parties, each in their sole discretion (as applicable, the “Closing Date”) by electronic delivery of this Agreement and the other documents contemplated herein. “Business Day” shall mean any day on which commercial banks are generally open for business in Nevada.

Section 7. Representations and Warranties.

(a)	Representations and Warranties of Muscle Maker. Muscle Maker represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that Muscle Maker has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Muscle Maker, will represent the valid and binding obligation of Muscle Maker enforceable in accordance with its terms, subject to the application of bankruptcy, insolvency, reorganization, moratorium or other similar Laws (as defined below) affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

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(b)	Representations and Warranties of Sadot. Sadot represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite limited liability company action; that Sadot has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Sadot, will represent the valid and binding obligation of Sadot enforceable in accordance with its terms, subject to the application of the Enforceability Exceptions. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(c)	General Representations and Warranties of Aggia. Aggia represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action; that Aggia has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Aggia, will represent the valid and binding obligation of Aggia enforceable in accordance with its terms, subject to the application of the Enforceability Exceptions. Aggia further represents that it has been provided copies of the Executive Retention Agreements to be entered on the Effective Date between Muscle Maker and each of Michael Roper, Kevin Mohan, Jennifer Black, Kenn Miller and Aimee Infante (the “Retention Agreements”). The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(d)	Representation and Warranties of Aggia Related to the Shares.

(i)	Investment Purpose. Aggia understands and agrees that the consummation of the transactions herein including any delivery of the Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state statutes and that the Shares are being acquired by Aggia for Aggia’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(ii)	Investor Status. Aggia is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D pursuant to the Securities Act (an “Accredited Investor”) or is not an Accredited Investor, as indicated on Aggia’s signature page to this Agreement.

(iii)	Information. Aggia has been furnished with all documents and materials relating to the business, finances and operations of Muscle Maker and its subsidiaries and information that Aggia requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions. Aggia acknowledges and agrees that the reports and filings made by Muscle Maker with the Securities and Exchange Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “SEC Reports”) including, but not limited to, the Form 8-K Current Reports filed with the SEC on August 3, 2022 and February 4, 2022 pertaining to Item 3.01 and the other information, materials and documents as required to be delivered to Aggia pursuant to Rule 502 under Regulation D pursuant to the Securities Act has been delivered to Aggia, and Aggia has received and reviewed such SEC Reports and other information, materials and documents.

(iv)	Reliance on Exemptions. Aggia understands that the Shares are being offered and sold to Aggia in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that Muscle Maker is relying upon the truth and accuracy of, and Aggia’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Aggia set forth herein in order to determine the availability of such exemptions and the eligibility of Aggia to acquire the Shares. For purposes herein, “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority. “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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(v)	Information. Aggia and Aggia’s advisors, if any, have been furnished with all materials relating to the business, finances and operations of Muscle Maker and materials relating to the offer and sale of the Shares which have been requested by Aggia or his, her or its advisors. Aggia and Aggia’s advisors, if any, have been afforded the opportunity to ask questions of Muscle Maker. Aggia, either alone or with his, her or its purchaser representative(s) has such knowledge and experience in financial and business matters that Aggia is capable of evaluating the merits and risks of the prospective investment and the receipt of the Shares. Aggia understands that Aggia’s investment in the Shares involves a significant degree of risk. Aggia is not aware of any facts that may constitute a breach of any of Muscle Maker’s representations and warranties made herein.

(vi)	Governmental Review. Aggia understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

(vii)	Transfer or Resale. Aggia understands that subject to the terms set forth in the Lock-Up Agreement and herein (i) the sale or re-sale of the Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Shares may not be transferred unless (a) the Shares are sold pursuant to an effective registration statement under the Securities Act, or (b) the Shares are sold or transferred otherwise in compliance with all applicable securities Laws and, if the Shares bear a legend or are subject to a stop-transfer order referenced in Section 7(d)(viii) or otherwise required by Muscle Maker’s transfer agent, Aggia shall have delivered to Muscle Maker an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by Muscle Maker, which opinion, to the extent available, shall be delivered by Muscle Maker’s counsel and at the cost of Muscle Maker in the event requested within a period of three years following the Closing. Aggia acknowledges that neither Muscle Maker nor any other person is under any obligation to register such Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case), except that Muscle Maker will use its commercially reasonable efforts to comply with the current public information requirements set forth in Rule 144(c)(1) under the Securities Act.

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(viii)	Legends. Aggia understands that the Shares, until such time as the Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 promulgated under the Securities Act or Regulation S under the Securities Act (or a successor rule), without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER SAID ACT.”

(ix)	Removal. The legend(s) referenced in Section 7(d)(viii) shall be removed and Muscle Maker shall issue a certificate without such legend to the holder of any Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S, in each case under the Securities Act, without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides Muscle Maker with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Shares may be made without registration under the Securities Act, which opinion shall be accepted by Muscle Maker so that the sale or transfer is effected. Aggia agrees to sell all Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

Section 8. Covenants and Additional Agreements.

(a)	Public Announcements. Except as required by applicable Law, prior to the Closing, each Party shall obtain each other Party’s written approval before issuing any press release or making any public statement with respect to this Agreement or transactions contemplated herein (the “Transactions”), such approval not to be unreasonably withheld, conditioned or delayed.

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(b)	Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(i)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(ii)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(iii)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

(c)	Due Diligence.

(i)	Following the Effective Date, until consummation of the Transactions or the earlier termination of this Agreement, each of Muscle Maker and Aggia shall give to the other Party and their authorized representatives full and complete access to the books and records, contracts, facilities and personnel of such disclosing Party as the requesting Party and its authorized representatives may request so that the requesting Party may complete its due diligence investigation of the disclosing Party (including Sadot with respect to Muscle Maker). The disclosing Party agrees to provide requesting Party and their authorized representatives with access to any information within the disclosing Party’s possession or within the disclosing Party’s control that contains information generated by the disclosing Party regarding the disclosing Party’s relative to its financial, operational, and/or regulatory condition (present, past, or prospective). Each Party will also permit the other Parties to interview the directors and officers in connection with the due diligence review.

(ii)	In the event that Muscle Maker’s due diligence review of Aggia is not satisfactory to Muscle Maker in its sole discretion, at any time prior to the Closing, Muscle Maker may terminate this Agreement upon notice to Aggia. In the event that Aggia’s due diligence review of Muscle Maker and Sadot is not satisfactory to Aggia in its sole discretion, at any time prior to the Closing, Aggia may terminate this Agreement upon notice to Muscle Maker.

(d)	Consents of Third Parties. Each of the Parties will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third-party consents, that the other Parties reasonably may request in connection with this Agreement. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters in this Agreement.

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(e)	Approval Matters. At the upcoming annual meeting of the shareholders of Muscle Maker (the “Meeting”), Muscle Maker shall undertake to place the following items on the agenda for the Meeting and shall recommend to the shareholders of Muscle Maker that they vote “FOR” the approval of such matters (collectively, the “Shareholder Approval Matters”) at the Meeting, with such Shareholder Approval Matters to be in form and substance as agreed to by Muscle Maker and Aggia:

(i)	Approval of an amendment to the Articles of Incorporation of Muscle Maker to increase the authorized number of shares of common stock to 150,000,000 shares;

(ii)	Approval of the Transactions overall;

(iii)	Approval of the issuance of greater than 19.99% of the total issued and outstanding shares to Aggia;

(iv)	Approval of the equity compensation as required by NASDAQ Rule 5635(c) as needed; and

(v)	Approval of changes to the Board as contemplated herein.

(f)	No-Shop.

(i)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, Muscle Maker shall not, and Muscle Maker shall cause its directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents (collectively, “Representatives”) not to, directly or indirectly:

(A)	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal (as defined below) or Acquisition Inquiry (as defined below);

(B)	furnish any non-public information regarding Muscle Maker to any means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity (each a “Person”) who has made an Acquisition Proposal or an Acquisition Inquiry;

(C)	engage in discussions or negotiations with any Person who has made any Acquisition Proposal or Acquisition Inquiry;

(D)	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry;

(E)	withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Transactions; or

(F)	enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction.

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(ii)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, the Board shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal relating to Muscle Maker, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal related to Muscle Maker, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Muscle Maker to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal.

(iii)	Muscle Maker shall promptly, within 36 hours, advise the Aggia orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. Muscle Maker shall keep the Aggia reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(iv)	Muscle Maker shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal or Acquisition Inquiry proposed on or prior to the Effective Date. Muscle Maker acknowledges and agrees that any actions taken by or at the direction of a Representative of Muscle Maker that, if taken by Muscle Maker would constitute a breach or violation of this Section 8(f) and will be deemed to constitute a breach and violation of this Section 8(f) by Muscle Maker.

(v)	For purposes herein:

(A)	“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information that could reasonably be expected to lead to an Acquisition Proposal.

(B)	“Acquisition Transaction” means any transaction or series of related transactions except for a transaction or series of related transactions relating to the deployment of Muscle Maker’s mergers and acquisition plan with the goal of acquiring fast casual restaurants with a focus on Poke branded restaurants, the changing of its name to POKE Brands Inc. or some derivative thereof, and the continued evaluation and revision of its existing business of fast casual restaurants and meal preparation companies (the “Existing Business”) including, but not limited to, selling or developing of corporate owned stores or exiting certain business lines, the sale of fixed assets and the complete write down or disposal of certain fixed assets as determined by the Board of Directors (the “Existing Business Transactions”) with a Person or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving Muscle Maker pursuant to which such Person or “group” would own 5% or more of the consolidated assets, revenues or net income of Muscle Maker, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Muscle Maker representing 5% or more of the consolidated assets, revenues or net income of Muscle Maker, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of any Equity Securities of Muscle Maker, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of any Equity Securities of Muscle Maker, including without limitation any shares of Common Stock or preferred stock, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

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(g)	Additional Muscle Maker Covenants. Except as otherwise contemplated herein including, but not limited to Existing Business Transactions, between the Effective Date and the Closing, Muscle Maker will not (i) materially amend its Articles of Incorporation or Bylaws; (ii) declare or make, or agree to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholders of Muscle Maker or purchase or redeem, or agree to purchase or redeem, any shares of Common Stock or preferred stock of Muscle Maker; (iii) make any material change in its method of management, operation or accounting; (iv) enter into any other material transaction other than sales in the ordinary course of its business; or (v) except for entering the Retention Agreements make any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

(h)	Issuances. Between the Effective Date and the Closing, unless the below items relate to the Existing Business Transactions or the Retention Agreements, Muscle Maker will not (i) grant or agree to grant any options, warrants or other rights to purchase, subscribe for, or otherwise acquire shares of Common Stock or preferred stock of Muscle Maker, or other securities convertible into, exchangeable for, or otherwise giving the holder thereof the right to acquire, shares of Common Stock or preferred stock of Muscle Maker; (ii) borrow or agree to borrow any funds or incur, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sell or transfer, or agree to sell or transfer, any of its assets, properties, or rights or cancel, or agree to cancel, any debts or claims; or (iv) issue, deliver, or agree to issue or deliver any Equity Securities of Muscle Maker, including debentures or other debt obligations, except in connection with this Agreement.

(i)	Additional Aggia Covenants. Commencing on the Effective Date and continuing to the end of the Term, Aggia will not:

(i)	Because of Muscle Maker’s and Sadot’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to Aggia, the sufficiency of which is acknowledged, during the Term and for the 12 months to run consecutively beginning on the last day of the Term (the “Restricted Period”), Aggia agrees and covenants not to engage in Prohibited Activity worldwide (“Restricted Territory”). For purposes of this non-compete clause, “Prohibited Activity” is activity in which Aggia contributes Aggia’s knowledge, directly or indirectly, in whole or in part, as an owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the Business or any of its affiliates at any time within the Restricted Territory. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or confidential information. Nothing herein shall prohibit Aggia from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Aggia is not a controlling person of, or a member of a group that controls, such corporation. This Section does not, in any way, restrict or impede Aggia from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

(ii)	Aggia agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee of Muscle Maker or Sadot (“Covered Employee”), or induce the termination of employment of any Covered Employee, beginning on the last day of the Term, regardless of the reason during the Restricted Period. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, Aggia’s posting to Facebook, LinkedIn, Instagram, Twitter, and any other social media platform about Contractor’s status, employment, or new ventures or employers shall not be considered to be in violation of this Section.

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(iii)	Aggia understands and acknowledges that because of Aggia’s experience with and relationship to Muscle Maker and Sadot, Aggia has had and will continue to have access to and has learned and will continue to learn about much or all of Muscle Maker’s and Sadot’s customer information, including, but not limited to, confidential information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales. Aggia understands and acknowledges that: (i) Muscle Maker and Sadot’s relationships with its customers is of great competitive value; (ii) Muscle Maker and Sadot have invested and continues to invest substantial resources in developing and preserving its customer relationships and goodwill; and (iii) the loss of any such customer relationship or goodwill will cause significant and irreparable harm to Muscle Maker and Sadot. Aggia agrees and covenants, during the Restricted Period, not to directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, including, but not limited to, email, regular mail, express mail, telephone, fax, instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram, or Twitter, or any other social media platform, whether or not in existence at the time of entering into this agreement, or meet with Muscle Maker and Sadot’s current, former, or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by Aggia.

(j)	Operation of Business. For a period of two years following the Income Date, Muscle Maker will continue to operate the Existing Business. Accordingly, all cash on its balance sheet as of the Closing Date and all proceeds generated from the exercise of warrants that are outstanding as of the Closing Date shall be utilized by Muscle Maker for the Existing Business. In the event the Board, which at such time consists of a majority of Aggia nominees, elects to significantly curtail or cease the operations of the Existing Business during the Termination Period, then the Board will declare a dividend to the shareholders of Muscle Maker in an amount equal to no less than all cash held by Muscle Maker from its Existing Business as of the date the Board elects to significantly curtail or cease the operations of the Existing Business less any liabilities relating to the Existing Business, and Aggia and its affiliates shall waive all right and claim to any proceeds of such dividend.

(k)	Additional Options or Issuances. Following the Closing Date and for a period of 15 months thereafter, without the prior written consent of Aggia, Muscle Maker will not grant or agree to grant any options, warrants or other rights to purchase, subscribe for, or otherwise acquire shares of Common Stock or preferred stock of Muscle Maker, or other securities convertible into, exchangeable for, or otherwise giving the holder thereof the right to acquire, shares of Common Stock or preferred stock of Muscle Maker; provided, however, this section shall not apply to grants of securities pursuant to a stock incentive plan approved by the shareholders of Muscle Maker or in connection with any acquisition operating in the fast casual restaurant segment.

Section 9. Conditions Precedent to the Obligations of Aggia. The obligations of Aggia to consummate the Closing are subject to the satisfaction, or waiver by the Aggia, in its sole discretion, as of and on the Closing Date, of the following conditions:

(a)	Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by Muscle Maker and Sadot shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality each of which shall be true and correct in all respects, in each case, as of the Closing Date as if made on such date, and each of Muscle Maker and Sadot shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(b)	No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits the consummation of Transactions, and Aggia shall have obtained the approval of any governmental authorities as required in order to consummate the Transactions.

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(c)	Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or required for the Closing to occur, or for the continued operation of each of the Parties after the Closing Date on the basis as presently operated or as intended to be conducted hereunder, shall have been obtained.

(d)	Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to any Party’s knowledge, threatened against any Party which would prevent the consummation of the Transactions.

(e)	No Material Adverse Effect. Between the Effective Date and the Closing Date, there shall not have been any Material Adverse Effect with respect to Muscle Maker or Sadot. “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the affected Party, or (b) the ability of the affected Party to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the affected Party operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the affected Party compared to other participants in the industries in which the affected Party conducts its business.

(f)	No Issuances. Between the Effective Date and the Closing Date, Muscle Make shall not have issued any additional shares of Common Stock or any securities of Muscle Maker or any of its Affiliates which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, and shall not have entered into any agreements to issue or sell any of the foregoing. This provision will not restrict or prevent Muscle Maker from issuing additional shares of Common Stock resulting from the conversion or exercise by a holder of any outstanding debt, preferred stock, right, option, warrant or other instrument which is in place as of the Effective Date. In the event any holder of any such outstanding debt, preferred stock, right, option, warrant or other instrument of Muscle Maker shall exercise or convert such securities, then Muscle Maker will notify all Parties of such event and the Parties will enter into an amendment updating the Agreement as needed.

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Section 10. Conditions Precedent to the Obligations of Muscle Maker. The obligations of Muscle Maker to consummate the Closing are subject to the satisfaction, or waiver by Muscle Maker, in its sole discretion, as of and on the Closing Date, of the following conditions:

(a)	Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by Aggia shall be true and correct in all material respects as of the Closing Date as if made on such date and Aggia shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Aggia prior to or at the Closing.

(b)	No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of Transactions.

(c)	Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or required for the Closing to occur shall have been obtained.

(d)	Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to any Party’s knowledge, threatened against Aggia which would prevent the consummation of the Transactions.

(e)	No Material Adverse Effect. Between the Effective Date and the Closing Date, there shall not have been any Material Adverse Effect with respect to Aggia.

(f)	Lock-Up Agreement. Aggia shall have executed and delivered to Muscle Maker the Lock-Up Agreement, in substantially the form attached hereto as Exhibit D (the “Lock-Up Agreement”) pursuant to which, among other things, Aggia will agree to abide by certain restrictions upon the transfer of the Shares, subject to the provisions of Section 4(f).

Section 11. Termination and Default. This Agreement may be terminated at any time before the Closing Date as follows:

(a)	by mutual written consent of all of the Parties;

(b)	by any Party if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any governmental authority restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(c)	by Aggia:

(i)	If there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Muscle Maker or Sadot set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by Muscle Maker (a “Muscle Maker Default”); or

(ii)	if there shall have occurred a Material Adverse Effect with respect to Muscle Maker or Sadot prior the Closing Date; or

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(iii)	pursuant to the provisions of Section 8(c)(ii); or

(iv)	if the Closing has not occurred on or before November 18, 2022 (the “Outside Date”), provided, however, that if the Closing has not occurred by the Outside Date due to an Aggia Default having occurred, Aggia shall not have the right to terminate this Agreement pursuant to this Section 11(c)(iv);

(d)	by Muscle Maker:

(i)	if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Aggia set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by Aggia (an “Aggia Default”); or

(ii)	if there shall have occurred a Material Adverse Effect with respect to Aggia prior the Closing Date; or

(iii)	pursuant to the provisions of Section 8(c)(ii); or

(iv)	if the Closing has not occurred on or before the Outside Date, provided, however, that if the Closing has not occurred by such date due to a Muscle Maker Default having occurred, Muscle Maker shall not have the right to terminate this Agreement pursuant to this Section 11(d)(iv).

(e)	Effect of Termination. In the event of termination of this Agreement pursuant to this Section 11, this Agreement (other than this Section 11, Section 13, Section 14 and Section 15, each of which shall survive and remain in full force and effect) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that nothing shall relieve any Party from liability for actual damages to the other Parties resulting from a breach of this Agreement by such Party prior to any such termination other than as specifically set forth herein.

(f)	Default by Aggia. If Aggia fails to perform any of its obligations under this Agreement, Muscle Maker shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. Other than as specifically set forth herein, no remedy conferred upon Muscle Maker is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to Muscle Maker in this Agreement will be cumulative and in addition to every other remedy available to Muscle Maker under this Agreement and no single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to Muscle Maker’s remedies under Section 12 in the event that the Closing occurs.

(g)	Default by Muscle Maker. If Muscle Maker or Sadot fails to perform any of their respective obligations under this Agreement, Aggia shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. Other than as specifically set forth herein, no remedy conferred upon Aggia is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to Aggia in this Agreement will be cumulative and in addition to every other remedy available to Aggia under this Agreement and no single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to Aggia’s remedies under Section 12 in the event that the Closing occurs.

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Section 12. Survival and Indemnification

(a)	Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is five (5) years after the Closing Date. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived. All covenants and agreements of the Parties contained herein shall survive the Closing until fully performed or the maximum period permitted by applicable Law. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(b)	Indemnification by Muscle Maker. Subject to the provisions of this Section 12, if the Closing occurs, Muscle Maker hereby covenants and agrees with Aggia that Muscle Maker shall indemnify Aggia and its respective officers, employees and Affiliates (as defined below), and each of their respective Representatives, successors and assigns (individually, an “Aggia Indemnified Party”), and hold them harmless from, against and in respect of any and all Losses (as defined below) incurred by any Aggia Indemnified Party resulting from any misrepresentation, breach of any representation or warranty of Muscle Maker or Sadot in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Muscle Maker or Sadot made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith) or the Operating Agreement.

(c)	Indemnification by Aggia. Subject to the provisions of this Section 12, if the Closing occurs, Aggia hereby covenants and agrees with Muscle Maker that Aggia shall indemnify Muscle Maker and its respective officers, employees and Affiliates (as defined below), and each of their respective Representatives, successors and assigns (individually, a “Muscle Maker Indemnified Party”) and hold them harmless from, against and in respect of any and all Losses incurred by any Muscle Maker Indemnified Party resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Aggia made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

(e)	Definitions. For purposes herein:

(i)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(ii)	“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a governmental authority or other third party or (ii) lost profits or consequential damages, in any case.

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(f)	Indemnification Procedures. The Party making a claim under this Section 12 is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Section 12 is referred to as the “Indemnifying Party.”

(i)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 12(f)(ii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(ii)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 12(f)(ii). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to this Section 12(f)(ii), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(iii)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(g)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(h)	Payments. Subject to the terms and conditions herein, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 12 or otherwise pursuant to this Agreement, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or adjudication.

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(i)	Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation, ) made at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation, and made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations

(j)	Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Section 12 shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions, (iii) with respect to any rights to indemnification and related matters as may apply to Muscle Maker as the managing member pursuant to the Operating Agreement, to the Designated Directors as directors of Muscle Maker, or to the Managing Member Representative, pursuant to the Articles of Incorporation or bylaws of Muscle Maker or pursuant to applicable laws; or (iv) with respect to the indemnification provisions set forth in Section 13. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law and except as otherwise specified in this Section 12, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Law, other than as specifically set forth herein.

(k)	Application. The provisions of this Section 12 shall be interpreted and enforced independently of the provisions set forth in Section 13.

Section 13. Piggyback Registration Rights.

(a)	Definition. For purposes of this Section 13, the term “Registrable Securities” shall refer to any of the Shares held by Aggia.

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(b)	Registration Rights. If, during the period commencing one year after the Closing Date, Muscle Maker proposes to file any registration statement under the Securities Act with respect to the Common Stock (a “Registration Statement”) for its own account or for shareholders of Muscle Maker for their account (or by Muscle Maker and by shareholders of Muscle Maker), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a dividend reinvestment plan or (iii) in connection with a merger or acquisition, then Muscle Maker shall (x) give written notice of such proposed filing to Aggia as soon as practicable but in no event less than ten (10) days before the anticipated filing date of the Registration Statement, which notice shall describe the amount and type of securities to be included in such Registration Statement, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to Aggia in such notice the opportunity to register the sale of such number of Registrable Securities as Aggia may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). Muscle Maker shall cause such Registrable Securities to be included in such registration and shall cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Muscle Maker and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If Aggia proposes to distribute its Registrable Securities through a Piggyback Registration that involves an underwriter or underwriters, then it shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggyback Registration.

(c)	Limitations. If a Piggyback Registration is initiated as a primary underwritten offering on behalf of Muscle Maker and the managing underwriter advises Muscle Maker and Aggia and the holders of any other shares of Common Stock which are also “Registrable Securities” under an agreement similar to this Section 13 (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration) in writing that in its reasonable and good faith opinion the number of shares of Common Stock proposed to be included in such registration, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration or takedown would adversely affect the price per share of the Common Stock to be sold in such offering, Muscle Maker shall include in such registration (i) first, the shares of Common Stock that Muscle Maker proposes to sell; and (ii) the shares of Common Stock requested to be included therein by Aggia and the other holders of Registrable Securities, allocated among Aggia and such other holders pro rata based on the number of Registrable Securities held by each of Aggia and such other holders.

(d)	Withdrawal. Aggia may elect to withdraw Aggia’s request for inclusion of Registrable Securities in any Piggyback Registration by giving written notice to Muscle Maker of such request to withdraw prior to the effectiveness of the Registration Statement. Muscle Maker (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, Muscle Maker shall pay all expenses incurred by Aggia of Registrable Securities in connection with such Piggyback Registration as provided herein.

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(e)	Notification. Muscle Maker shall notify Aggia of Registrable Securities at any time when a prospectus relating to Aggia’s Registrable Securities is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. At the request of Aggia, Muscle Maker shall also prepare, file and furnish to Aggia a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to Aggia, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Aggia shall not offer or sell any Registrable Securities covered by the Registration Statement after receipt of such notification until the receipt of such supplement or amendment.

(f)	Information. Muscle Maker may request that Aggia furnish Muscle Maker such information with respect to Aggia and Aggia’s proposed distribution of the Registrable Securities pursuant to the Registration Statement as Muscle Maker may from time to time reasonably request in writing or as shall be required by law or by the Securities and Exchange Commission (the “SEC”) in connection therewith, and Aggia shall furnish Muscle Maker with such information.

(g)	Fees and Expenses. All fees and expenses incident to the performance of or compliance with this Agreement by Muscle Maker shall be borne by Muscle Maker whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of Muscle Maker’s counsel and independent registered public accountants) (A) with respect to filings made with the SEC, (B) with respect to filings required to be made with any trading market on which the Common Stock is then listed for trading, (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by Muscle Maker in writing (including, without limitation, fees and disbursements of counsel for Muscle Maker in connection with Blue Sky qualifications or exemptions of the Registrable Securities) and (D) with respect to any filing that may be required to be made by any broker through which Aggia of Registrable Securities intends to make sales of Registrable Securities with the FINRA, (ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for Muscle Maker, (v) Securities Act liability insurance, if Muscle Maker so desires such insurance, and (vi) fees and expenses of all other persons or entities retained by Muscle Maker in connection with the consummation of the transactions contemplated by this Agreement. In addition, Muscle Maker shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall Muscle Maker be responsible for any broker or similar commissions of Aggia.

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(h)	Indemnification.

(i)	Indemnification by Muscle Maker. Muscle Maker and its successors and assigns shall indemnify and hold harmless Aggia, the officers, directors, members, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of Aggia, each individual or entity who controls Aggia (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, members, managers, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling individual or entity (each, a “Aggia Indemnified Party”), to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by Muscle Maker of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based upon information regarding Aggia furnished to Muscle Maker by such party for use therein. Muscle Maker shall notify Aggia promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Agreement of which Muscle Maker is aware.

(ii)	Indemnification by Aggia. Aggia and its successors and assigns shall indemnify and hold harmless Muscle Maker, the officers, directors, members, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of Muscle Maker, each individual or entity who controls the company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling individual or entity (each, a “Muscle Maker Indemnified Party” with each Aggia Indemnified Party and Muscle Maker Indemnified Party being referred to as a “Registration Rights Indemnified Party”), to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by Muscle Maker of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, but only to the extent that such untrue statements or omissions are based upon information regarding Aggia furnished to Muscle Maker by such party for use therein. Aggia shall notify Muscle Maker promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Agreement of which Aggia is aware.

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(iii)	Contribution. If the indemnification under Section 13(h)(i) or Section 13(h)(ii), as applicable, is unavailable to an Registration Rights Indemnified Party or insufficient to hold an Registration Rights Indemnified Party harmless for any Losses, then the party responsible for indemnifying the Registration Rights Indemnified Party (the “Registration Rights Indemnifying Party”) shall contribute to the amount paid or payable by such Registration Rights Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Registration Rights Indemnifying Party and Registration Rights Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Registration Rights Indemnifying Party and Registration Rights Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, the Registration Rights Indemnifying Party or the Registration Rights Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 13(h) or Section 13(h)(i), as applicable, was available to such party in accordance with its terms. It is agreed that it would not be just and equitable if contribution pursuant to this Section 13(h)(ii) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence.

(i)	Application. The provisions of this Section 13 shall be interpreted and enforced independently of the provisions set forth in Section 12.

Section 14. Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

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Section 15. Miscellaneous.

(a)	Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Parties. Subject to the forgoing, notices shall be sent as follows:

If to Muscle Maker or Sadot:

Muscle Maker, Inc.

Attn: Michael Roper

1751 River Run, Suite 200

Fort Worth, Texas 76107

Email: michael.roper@musclemakergrill.com

If to Aggia, to:

AGGIA LLC FZ

Attention: Benjamin Petel

Business Center 1, M Floor

The Meidan Hotel

And al Sheba, Dubai, U.A.E.

Email: ben@aggia.net

(b)	Accuracy of Statements. Each Party represents and warrants that no representation or warranty contained in this Agreement, and no statement delivered or information supplied to the other Parties pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

(c)	Entire Agreement. This Agreement, any Notes and the Operating Agreement set forth all the promises, covenants, agreements, conditions and understandings between the Parties, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein or therein contained.

(d)	Survival. The provisions of Section 7(d), Section 8, Section 12, Section 13, Section 14 and Section 15 of this Agreement, and any additional provisions as required to effect any of such Sections, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

(e)	Amendment. The Parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

(f)	No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No failure to exercise and no delay in exercising on the part of either of the Parties any right, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any other right, power or privilege preclude any other or further exercise of its exercise of any other right, power or privilege

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(g)	Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

(h)	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(i)	Governing Law; Etc.

(i)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural Laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, without giving effect to the principles of conflicts of Law of the State of Delaware or any other State or jurisdiction.

(ii)	ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS, IN EACH CASE LOCATED IN NEW DALLAS COUNTY, TEXAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(iii)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 15(i)(ii).

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(iv)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

(j)	Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

(k)	Specific Performance. Each Party agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof in addition to any other remedy at law or in equity.

(l)	Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

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(m)	Parties in Interest; Assignment; Third Party Beneficiaries; Novation.

(i)	This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Other than as specifically set forth herein or in the Operating Agreement, no Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Parties and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

(ii)	Subject to the immediately following sentence, this contract is strictly between the Parties and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement. The Parties acknowledge and agree that each of the Initial Director and the Managing Member Representative are intended third-party beneficiaries of this Agreement and may enforce the provisions hereof as though a party hereto.

(iii)	In addition, subject to Muscle Maker’s consent, such consent not to be unreasonably withheld, Aggia may novate some or all of its obligations under this Agreement to any affiliated entity over which its principals retain control.

(n)	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Muscle Maker, Inc.

By:	/s/ Michael Roper
Name:	Michael Roper
Title:	Chief Executive Officer

Sadot LLC

By:	Muscle Maker, Inc.
Its:	Managing Member

By:	/s/ Michael Roper
Name:	Michael Roper
Title:	Chief Executive Officer

AGGIA LLC FZ

By:	/s/ Benjamin Gorgey Petel
Name:	Benjamin Gorgey Petel
Title:	Director

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Exhibit A

Limited Liability Company Operating Agreement of Sadot LLC

(Attached)

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Exhibit B

List of Services

●	Creating, acquiring and managing the following departments and teams in the business of delivering food farm to table, wholesaling food and engaging in the purchase and sale of physical food commodities:

○	Full accounting and controlling systems
○	HR Department
○	Trading teams
○	Finance teams
○	Risk Management teams
○	Back Office teams.
○	Legal Department Teams
○	Acquisition Teams.
○	Chartering and shipping teams
○	Farming teams
○	Processing Teams.

●	Acquiring required assets for the business such as processing facilities, ships, farms

●	Creating and managing required subsidiaries (Local and International).

●	Creating joint ventures and partnerships as required.

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Exhibit C

Form of Note

(Attached)

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Exhibit D

Lock Up Agreement

(Attached)

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